Exhibit 6.1.2

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of March 1, 2019, by and between CPG North Oak Partners, LLC, a Missouri limited liability company (“Seller”), and Building Bits Properties I, LLC, a Delaware limited liability company, and/or its assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner of a certain tract of land in Kansas City, Clay County, Missouri, and being known as 5166 North Oak Trafficway, Kansas City, Missouri 64118, and being more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Land”);

WHEREAS, Seller desires to sell and convey the Land to Purchaser, and Purchaser desires to acquire and pay for the Land, pursuant to the terms, provisions and conditions set forth in this Agreement, and subject to the following lease agreement: Lease dated September 11, 2017 (as amended, modified, restated or supplemented, the “Lease”), by and between Seller, as as landlord, and Freedom Enterprises, LLC, a Delaware limited liability company, as tenant (“Tenant”); and

WHEREAS, Seller as the landlord under said Lease intends, in conjunction with the sale of the Land, to assign all of its right, title and interest in the Lease to Purchaser;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, the payment of One Hundred and No/100 Dollars ($100.00) as independent consideration ("Independent Consideration"), which sum shall be non-refundable to Purchaser but shall be applied against the Purchase Price at Closing (or released to Seller if this Agreement is terminated prior to Closing), and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed and acknowledged, the parties hereto agree as follows:

Section 1. Acquisition of the Property. Subject to the terms and conditions contained herein, Seller agrees to sell, transfer, convey and/or assign to Purchaser, as applicable, and Purchaser agrees to purchase and/or assume from Seller all of Seller’s right, title and interest in and to the following:

(a)	the Land;

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(b)	all of the building(s) and other improvements on the Land, or to be placed on the Land, if any (the building and other improvements are hereinafter referred to collectively as the “Improvements”) situated thereon;

(c)	all right, title and interest of Seller in and to adjacent streets, roads, alleys, utilities, easements and rights of way, and awards to be made in connection therewith and all right, title and interest of Seller in and to (i) all strips or gores, and any easements, licenses, rights-of-way, reservations, privileges and rights of ingress and egress appurtenant to the Land, and (ii) all assignable licenses, certificates of occupancy, zoning, special use or other permits, appurtenances, and development rights related to the Land and the Improvements (collectively hereinafter referred to as the “Real Property”);

(d)	Seller’s interest, if any, in all of the fixtures, fittings, apparatus, equipment, machinery, and other items of tangible personal property owned by Seller located within the Improvements including, without limitation, and any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, security devices, signs and light fixtures and located on the Land (collectively, the “Personal Property”); and

(e)	the Lease.

The Land, the Improvements, the Real Property, the Personal Property, and the Lease are hereinafter collectively referred to as the “Property.”

Section 2. Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Property shall be Six Hundred Forty Thousand and No/100 Dollars ($640,000.00) and shall be paid by Purchaser to Seller, in cash by wire transfer of immediately available funds, at Closing (as defined in Section 10 hereof) in accordance with the terms and conditions set forth herein. Notwithstanding anything to the contrary contained herein, contemporaneously with Closing, Seller shall cause any and all liens affecting and encumbering the Property to be fully released so that the Property shall be delivered to Purchaser free and clear of any and all liens whatsoever, except the Permitted Exceptions (hereinafter defined).

Section 3. Earnest Money. Within three (3) business days of the Effective Date (hereinafter defined), Purchaser shall deposit, as earnest money (the “Earnest Money”) with Lawyers Title Company, 4131 N. Central Expressway, Suite 450, Dallas, TX 75204, Attn. Lathram Pou (the “Title Company”), in immediately available funds the sum of Fifteen Thousand and No/100 Dollars ($15,000.00). After Purchaser’s delivery of the Approval Notice (hereinafter defined), the Earnest Money shall be immediately payable to Seller and non-refundable to Purchaser (except as otherwise expressly provided in this Agreement) and, at Seller's option, either distributed directly to Seller at such time or held in escrow, but applicable as a credit against the Purchase Price at Closing. As used herein, the term “Effective Date” of this Agreement, for the purpose of performance of all obligations hereunder by the parties hereto, shall be the date this Agreement is fully executed by both Seller and Purchaser.

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Section 4. Survey. Within five (5) business days following the Effective Date, Seller shall deliver to Purchaser a copy of Seller’s currently existing boundary survey of the Property (the “Existing Survey”). In the event that the Title Company requires an update to the Existing Survey in order to delete the survey exception to title insurance, Seller agrees to pay for the cost of such update. The Existing Survey, if acceptable to the Title Company to delete the survey exception, or the updated survey if not, may be referred to as the "Survey."

Section 5. Title Insurance.

(a)	Within ten (10) business days following the Effective Date, Seller, at Seller’s sole cost and expense, shall use reasonable efforts to cause the Title Company to deliver to Purchaser a title commitment (the “Title Commitment”) covering the Property, issued by the Title Company and addressed to Purchaser, binding the Title Company to issue to Purchaser at Closing an owner’s policy of title insurance (the “Title Policy”) on the ALTA standard form of policy in the full amount of the Purchase Price subject to the Permitted Exceptions (hereinafter defined).

(b)	Seller shall deliver or cause to be delivered, with the delivery of the Title Commitment, an electronic copy of any instrument referred in the Title Commitment that affects the title of Seller to the Property or that constitutes an exception or restriction upon the title of Seller to the Property (the “Exception Documents”), except copies of any lien to be released at Closing.

Section 6. Purchaser’s Review.

(a)	Purchaser shall have ten (10) business days from the date Purchaser receives the Title Commitment, the Exception Documents, and the Existing Survey to deliver to Seller in writing any objections as Purchaser may have to anything contained or set forth in the Title Commitment or Exception Documents (collectively, the “Unacceptable Exceptions”). Any and all monetary liens affecting the Property automatically shall be deemed Unacceptable Exceptions without any need of Purchaser to object to such monetary liens. Any items to which Purchaser does not object to, or is not deemed to object to, within such period shall be deemed to be permitted exceptions (collectively, the “Permitted Exceptions”).

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(b)	Seller may, but shall have no obligation to, eliminate, modify or remove the Unacceptable Exceptions, if any; provided, however, that Seller shall agree to remove and eliminate any and all monetary liens affecting the Property. Seller shall, within ten (10) days after receipt of Purchaser’s notice of objections, deliver to Purchaser written notice (which notice may be by email and may be transmitted by Seller's attorney) that either (i) Seller will, at Seller’s expense, cure or remove each of the items to which objection has been made by Purchaser before Closing, or (ii) Seller is unable or unwilling to cure or remove any one or more of said items objected to by Purchaser. If Seller is unable or unwilling to eliminate, modify or remove the Unacceptable Exceptions within the Contingency Period (or if Seller does not timely respond, it shall be deemed to have refused to take further action), Purchaser, as Purchaser’s sole and exclusive remedy, shall have the right to terminate this Agreement by giving written notice of such election before the expiration of the Contingency Period. If Purchaser so terminates this Agreement, the Earnest Money, together with all accrued interest thereon, shall be returned to Purchaser and neither party shall have any further rights, duties or obligations hereunder. If Purchaser does not so terminate this Agreement, then Purchaser shall be deemed to have waived Purchaser’s rights to object to the Unacceptable Exceptions (which will then become Permitted Exceptions). In such event, the Purchase Price shall not be reduced by any amount, and Purchaser shall have no further right to terminate this Agreement under this Section 6.

Section 7. Contingency Period and Financing Contingency Period.

(a)	Within five (5) business days following the Effective Date, Seller shall deliver to Purchaser copies of any and all documents in Seller’s possession relating to the Property including, but not limited to, the Lease, any and all environmental reports relating to the Property, and the Existing Survey (collectively, the “Due Diligence Documents”). Except as otherwise expressly provided in this Agreement, Seller makes no representations and disclaims all liability concerning the accuracy, correctness and completion of any third party reports given to Purchaser as part of the Due Diligence Documents. Purchaser shall have a period of forty-five (45) days following the Effective Date (the “Contingency Period”) to examine and inspect the Property and such Due Diligence Documents. During the Contingency Period, subject to the rights of Tenant under the Lease, Seller shall allow Purchaser or Purchaser’s agents access to the Property to conduct an inspection of the Property as Purchaser deems necessary to determine the feasibility of the Property for Purchaser’s intended use and Purchaser shall bear all costs and expenses of its investigation. Purchaser acknowledges that all inspections, of whatever kind or character, performed on the Property during the Contingency Period are Purchaser’s sole responsibility and shall be conducted in such a manner as not to interfere with Tenant's construction or operation of its business on the Property. Purchaser acknowledges that all information furnished by Seller to Purchaser that is designated and marked “confidential” shall be treated by Purchaser as confidential information.

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(b)	Purchaser shall defend, hold harmless and indemnify Seller from and against any and all costs, fees and expenses (including, without limitation, attorneys’ fees and expenses, and court costs) for losses, claims, demands, damages or liabilities, including, without limitation, actions or claims for any damage to any property and any injuries or death to any persons resulting therefrom, which relate to, or are connected with, or arise out of any and all claims, demands, actions, liens, suits, or proceedings deriving from or relating to the actions of Purchaser, its employees, agents, representatives, contractors or licensees on the Property during the Contingency Period, but excepting from the foregoing indemnification any, cost, fees and expense for losses, claims, demand, damages or liabilities arising out of the mere discovery or reporting, if required by law, of a pre-existing condition of the Property. Purchaser agrees that it and its agents shall enter the Property AT ITS SOLE RISK. The provisions of this Section 7(b) shall survive the Closing or earlier termination of this Agreement.

(d)	If Purchaser finds the Due Diligence Documents and/or the Property unacceptable for any reason or no reason, then Purchaser, at Purchaser’s sole discretion, shall have the right to terminate this Agreement during the Contingency Period. If Purchaser notifies Seller, in writing, prior to the expiration of the Contingency Period of Purchaser’s approval of the Property in all respects and Purchaser’s election to proceed under this Agreement (the "Approval Notice"), then this Agreement will remain in full force and effect. If Purchaser fails to deliver the Approval Notice prior to the expiration of the Contingency Period, this Agreement will automatically terminate and the Earnest Money, less the Independent Consideration, shall be returned to Purchaser, and thereafter neither party shall have any further rights, duties or obligations to the other hereunder, except for the obligations which are expressly stated herein to survive the Closing or termination of this Agreement. If Purchaser delivers the Approval Notice during the Contingency Period, the conditions of this Section 7(d) shall be deemed satisfied and Purchaser may not thereafter terminate this Agreement under this Section 7(d).

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(e)	Purchaser shall have forty-five (45) days from the Effective Date in order to obtain a loan commitment in a loan amount of not greater than sixty-five percent (65%) loan-to-value. If Purchaser is unable to obtain such a loan commitment, then Purchaser shall notify Seller in writing by 5:00pm on the date that is forty-five (45) days after the Effective Date and, in such event, Purchaser may terminate this Agreement and receive a refund of the Earnest Money, less the Independent Consideration. If Purchaser does not so terminate this Agreement by such date and time, the conditions of this Section 7(e) shall be deemed satisfied and Purchaser may not thereafter terminate this Agreement under this Section 7(e).

Section 8. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller, as of the Effective Date and as of Closing, as follows:

(a)	Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, conflict with or will result in the material breach of any terms, conditions or provisions of, or constitute a default under, any note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Purchaser is a party. This Agreement, and each document and instrument contemplated hereby, when executed and delivered, constitutes the legal, valid and binding obligation of Purchaser.

(b)	Purchaser is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under OFAC regulations of the Department of the Treasury (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(c)	Purchaser has not: (i) filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (ii) had a receiver, conservator or liquidating agent or similar person appointed for all or a substantial portion of its assets; (iii) suffered the attachment or other judicial seizure of all, or substantially all of its assets; (iv) given notice to any person or governmental body of insolvency; or (v) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Purchaser is not insolvent and will not be rendered insolvent by the performance of its obligations under this Agreement.

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(d)	Purchaser’s representations and warranties in this Section shall survive the Closing and be true and correct as of the Effective Date and shall be deemed true and correct as of the Closing. The truth and accuracy of Purchaser’s representations and warranties made herein shall constitute a condition for the benefit of Seller to the closing of the transaction. Prior to the Closing, Purchaser shall notify Seller in writing of any facts, conditions or circumstances which render any of the representations and warranties set forth in this Section 8 in any way inaccurate, incomplete, incorrect or misleading.

Section 9. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, as of the Effective Date and as of Closing, to Seller's knowledge, as follows:

(a)	Seller is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform this Agreement.

(b)	All requisite partnership/company action has been taken by Seller in connection with Seller’s execution of this Agreement, the agreements, instruments or other documents to be executed by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, governmental or quasi-governmental authority or other third party is required for Seller to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement, and each document and instrument contemplated hereby, when executed and delivered, constitutes the legal, valid and binding obligation of Seller.

(c)	The individuals executing this Agreement and the agreements, instruments or other documents to be executed by Seller pursuant to this Agreement on behalf of Seller each have been duly authorized to bind Seller to the terms and conditions hereof and thereof.

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(d)	To Seller's knowledge, except as disclosed in any environmental reports delivered to Purchaser, Seller has no reason to believe that there are any, and Seller has not received any notice of any, Hazardous Materials on the Property; thus, to Seller's actual knowledge, there are no Hazardous Materials, petroleum wells or underground storage tanks located in, on or under the Property (except for Hazardous Materials kept by tenants in the normal course of their business and in compliance with applicable law). "Hazardous Materials" means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined in all applicable provisions of any federal regulations, amendments, updates or superseding legislation to or for the Environmental Protection Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), the Superfund Amendments and Reauthorization Act, or the regulations promulgated thereunder, or any other federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous substances, hydrocarbons, hazardous materials, toxic substances or hazardous wastes as defined from time to time in any other federal, state and local laws or the regulations promulgated thereunder applicable to the Property or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead.

(e)	To Seller's knowledge, the Due Diligence Documents provided or to be provided to Purchaser pursuant to the terms of this Agreement are true, accurate and complete copies of the Due Diligence Documents as they exist in Seller’s files.

(f)	Seller has received no written notice of and has no knowledge that eminent domain or other condemnation proceedings affecting the Property are pending or threatened.

(g)	Seller has not received any notice of any violation of any applicable law (including any environmental law), code, rule, regulation, ordinance, requirement, covenant, condition or restriction relating to the condition or present use or occupancy of the Property by any person, authority or agency having jurisdiction.

(h)	There are no suits or claims pending or, to Seller’s knowledge, threatened with respect to or in any manner affecting the Property or Seller.

(i)	Seller has entered into no brokerage or leasing commission agreements with respect to the Property, where a commission or fee has been earned but not fully paid or which will remain in effect after Closing.

(j)	Seller, by having closed the sale of the Property, shall be deemed conclusively to have certified at the Closing that all representations and warranties stated herein were true and correct on and as of the Closing Date (subject to any Changes, as hereafter defined), and such representations and warranties shall survive the Closing for a period of twelve (12) months only (the “Survival Period”). The term "Changes" means any incident, condition or thing that occurs after the Effective Date that would change any of Seller's representations or warranties contained in this Agreement, for which Seller actually provides written notice to Purchaser prior to Closing.

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(k)	Seller is not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's specially designated and blocked persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(l)	For purposes of this Agreement, qualifications regarding Seller’s “knowledge” and similar qualifications means the current actual (as distinguished from implied, imputed and constructive) knowledge of Brad Devault, without attribution to such individual of facts and matters not within his actual personal knowledge and without any duty of inquiry or investigation. Purchaser acknowledges that the individual named above is named solely for the purpose of defining the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Purchaser. Purchaser covenants that it will bring no action of any kind against such individual arising out of any representations and warranties set forth herein, and Purchaser hereby waives and releases all such claims. Seller’s representations, warranties and indemnities set forth in this Agreement shall survive and shall be enforceable after the Closing only during the Survival Period, it being the intention of the parties that all suits or actions for breach of any such representations, warranties or indemnities must be brought within the Survival Period or they shall be forever barred.

Section 10. Closing. The Closing of the purchase and sale of the Property pursuant to this Agreement (“Closing”) shall take place in escrow at the Title Company or such other location or manner mutually acceptable to the parties not later than thirty (30) calendar days from the expiration of the Contingency Period (the "Original Closing Date"); provided, that Purchaser shall have the right to extend the date for Closing for an additional forty-five (45) days by depositing an additional Ten Thousand and No/100 Dollars ($10,000.00) ("Closing Extension Fee") with the Title Company prior to the prior to the Original Closing Date. The Closing Extension Fee shall be non-refundable to Purchaser and not applicable to the Purchase Price. Notwithstanding the foregoing, however in no event shall the Closing occur later than one hundred eighty (180) days from the Effective Date (the "Outside Closing Date"). The following shall occur at Closing:

(a)	Seller shall deliver to Purchaser:

(i)	an original special warranty deed (the “Deed”), conveying the Property to Purchaser, duly executed by Seller subject to the Permitted Exceptions;

(ii)	the Title Policy issued by the Title Company;

(iii)	possession of the Property subject to the Lease;

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(iv)	certification of Non-Foreign Person Status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended from time to time, and as further set forth in any regulations promulgated thereunder (“IRC”);

(v)	an original executed Assignment and Assumption of the Lease (the “Assumption of Lease”);

(vi)	an original executed Bill of Sale with respect to the Personal Property;

(vii)	such other instruments as are customarily executed in Clay County, Missouri, to effectuate the conveyance of property similar to the Property, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, title, and interests of Seller relating to the Property and Seller will no longer have any rights, title, or interests in and to the Property;

(viii)	such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller.

(b)	Purchaser shall deliver to Seller:

(i)	the Purchase Price, as provided herein;

(ii)	such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser; and

(iii)	such other instruments as are customarily executed in Clay County, Missouri, to effectuate the conveyance of property similar to the Property, with the effect that, after the Closing, Purchaser will have succeeded to all of the rights, title, and interests of Seller relating to the Property and Seller will no longer have any rights, title, or interests in and to the Property.

(c)	Seller and Purchaser shall execute and deliver all other instruments and documents as may be reasonably necessary or appropriate to consummate the transactions provided herein.

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Section 11. Closing Costs and Prorations. Purchaser and Seller hereby covenant and agree that:

(a)	Seller shall bear (A) all costs of Title Commitment and Title Policy (including extended coverage but excluding any additional endorsements that Purchaser may require), (B) one-half (1/2) of the normal and customary costs relating to the Title Company acting as escrow agent, (C) the cost to record the Deed and any releases relating to Seller’s obligations, (D) the cost to update the Existing Survey if required by the Title Company to delete the survey exception, and (E) attorney’s fees incurred by Seller pertaining to or arising out of the negotiation and consummation of the sale and purchase of the Property under this Agreement.

(b)	Purchaser shall bear (A) all costs, fees or expenses pertaining to or arising out of any financing, if any, obtained by Purchaser in connection with the acquisition of the Property pursuant hereto, if any, (B) one-half (1/2) of the normal and customary costs relating to the Title Company acting as escrow agent, (C) the cost to record any documents other than the Deed, (D) any endorsements Purchaser or its lender shall require, and (E) attorney’s fees incurred by Purchaser pertaining to or arising out of the negotiation and consummation of the sale and purchase of the Property under this Agreement.

(c)	All rentals and other amounts due under the Lease and any other proratable items not paid by Tenant under Tenant’s lease shall be prorated as of the Closing Date. Security deposits, advance rentals, and the amount of any future lease payments, rents, or credits under the Lease shall be credited to Purchaser on the Closing Date.

(d)	All ad valorem real estate taxes are paid annually by the tenant pursuant to the Lease and shall not be prorated at Closing.

(e)	All documentary, stamp costs, and transfer taxes, if any, shall be paid by Seller and Purchaser on an equal basis.

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Section 12. Default by Seller; Remedies of Purchaser. In the event Seller fails to comply with any material obligation, covenant or agreement to be performed, honored or observed by Seller prior to or at Closing pursuant to the terms and provisions hereof, except due to Purchaser’s default, then Purchaser, as its sole and exclusive remedy, may either:

(a)	terminate this Agreement by giving written notice thereof to Seller, whereupon (i) the Escrow Agent or Seller, as applicable, shall return to Purchaser the Earnest Money and Purchaser shall be entitled to damages equal to Purchaser’s actual out-of-pocket costs and expenses incurred in connection with this Agreement and the inspection of the Property, not to exceed Fifteen Thousand and No/100 Dollars ($15,000.00), (ii) this Agreement shall immediately terminate and be deemed null and void, and (iii) neither party shall thereafter have any further rights, duties or obligations hereunder, except for the obligations which are expressly stated herein to survive the Closing or termination of this Agreement; or

(b)	exercise specific performance, provided that: (i) if Purchaser fails to file suit for specific performance in a court having jurisdiction over such matter on or before ninety (90) days following the Outside Closing Date, then Purchaser shall be deemed to have elected to terminate this Agreement and shall proceed in accordance with Section 12(a); and (ii) if the nature of Seller’s default causes specific performance to be unavailable to Purchaser, Purchaser may instead terminate this Agreement by giving written notice thereof to Seller, whereupon (a) the Escrow Agent or Seller, as applicable, shall return to Purchaser the Earnest Money and Purchaser shall be entitled to damages equal to Purchaser’s actual out-of-pocket costs and expenses incurred in connection with this Agreement and the inspection of the Property, not to exceed Fifteen Thousand and No/100 Dollars ($15,000.00), (b) this Agreement shall immediately terminate and be deemed null and void, and (c) neither party shall thereafter have any further rights, duties or obligations hereunder except for the obligations which are expressly stated herein to survive the Closing or termination of this Agreement.

Section 13. Default by Purchaser; Remedies of Seller. In the event Purchaser fails to comply with any material obligation, covenant, condition or agreement to be performed, honored or observed by Purchaser prior to or at Closing pursuant to the terms and provisions hereof, except due to Seller’s default, then Seller may terminate this Agreement by giving Purchaser written notice thereof, in which event Seller shall retain, as liquidated damages, all of the Earnest Money as Seller’s sole and exclusive remedy, whereupon neither party shall thereafter have any further rights, duties or obligations hereunder.

Section 14. Commission.

(a)	Provided the Closing occurs and the transaction contemplated in this Agreement is consummated, but not otherwise, Seller agrees to pay a commission equal to one and one-quarter percent (1.25%) of the Purchase Price to Building Bits Real Estate Services, LLC (the “Purchaser's Broker”) as the real estate agent for Purchaser at Closing. Such commission shall be paid in cash by Seller, at the Closing and, by its execution hereof, Seller hereby authorizes and directs the Title Company to remit such commission to Purchaser's Broker.

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(b)	Except to the extent provided in Section 14(a) above, each of the parties hereto hereby represents and warrants to the other parties that no other real estate commissions or finder’s fees are due or payable as a result of or in connection with this Agreement or the transactions contemplated herein to any person or agency, and that each of the parties hereby agrees to indemnify the other party and hold the other party harmless from and against any and all claims for real estate commissions and/or finder’s fees occasioned by its acts.

Section 15. Notices. All notices, demands, consents, statements, offers, reports and other communications required or permitted herein shall be delivered to the parties hereto by (a) personal delivery and shall be deemed to have been given and received on the day delivered as evidenced by written receipt, (b) email transmission and shall be deemed to have been given and received on the date sent with confirmation of receipt if sent during the normal business hours of the recipient on a business day, or (c) FedEx, UPS or such other nationally recognized overnight courier and shall be deemed to have been given and received on the date sent with confirmation of delivery. Such notices shall be given to the parties hereto at the following address (unless changed by similar notice in writing given by the particular person whose address is to be changed):

If to Seller:	CPG North Oak Partners, LLC
823 Congress Ave., Suite 600
Austin, Texas 78701
Attention: Brad Devault
Tel:	(469) 620-1990
Email: bdevault@cielo-re.com

with a copy to:	MBL Law
17330 Preston Road
Suite 250D
Dallas, TX 75252
Attn: James Parks
Email: james.parks@mbl-law.com
(NOTE: Email until 3/1/19, jparks@amolaw.com)

If to Purchaser:	Building Bits Properties I, LLC
425 NW 10th Ave., Suite 306
Portland, OR 97209
Attn: _______________________
Tel: ________________________
Email: ______________________

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with a copy to:	Benjamin Leedy
209 SW Oak Street, Suite 500
Portland, OR 97204
Tel: (503) 227-1600
Email: benleedy@stollberne.com

Section 16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.

Section 17. Assignment. Purchaser shall have the right to assign this Agreement only after receiving the prior written approval of Seller, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Seller’s consent will not be required if the assignment is to one or more affiliates of Purchaser. For purposes of the foregoing, an "affiliate" will include: (a) any entity controlled by or under common control with Purchaser; (b) any entity in which Purchaser or an affiliate of Purchaser is the managing member, manager, or general partner; (c) any person or entity who acquires an undivided interest in the Property with Purchaser or an affiliate of Purchaser in order to complete a Section 1031 exchange; and (d) any "joint venture" entity formed by Purchaser or an affiliate of Purchaser and in which Purchaser or its affiliate has a one percent (1%) or more equity interest or otherwise is a material equity participant. Purchaser will notify Seller in writing of any assignment to an affiliate in sufficient time to allow the Closing to occur without delay. If Seller consents to Purchaser’s assignment, Purchaser shall deliver to Seller a copy of any documents of assignment under which this Agreement, or any of Purchaser’s rights or obligations hereunder, are assigned to a third party. Any approved assignee or Purchaser must assume all of Purchaser’s obligations hereunder, which assumption shall relieve Purchaser from its obligations hereunder. Notwithstanding anything to the contrary, in no event shall Seller be liable for any costs or fees associated with any Section 1031 exchange.

Section 18. Successors and Assigns. Except as otherwise provided herein, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective heirs, administrators, successors and assigns.

Section 19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument. PDF signatures on this Agreement shall be binding and effective as if signed in the original in ink.

Section 20. Time. Time is of the essence in the performance of each term, condition and covenant contained in this Agreement. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act. If any date for performance of any term, condition or provision hereof shall fall on a Saturday, Sunday or legal holiday, then the time of such performance shall be extended to the next business day.

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Section 21. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

Section 22. Waiver. A failure by either party hereto to exercise any right given under this Agreement or to insist upon strict compliance with any obligation specified in this Agreement shall not constitute a waiver of such party’s right to demand exact compliance with the terms of this Agreement.

Section 23. Authority to Execute. Seller and Purchaser warrant that each of the persons executing this Agreement in its behalf has full power and authority to enter into and perform this Agreement and that, upon the execution of this Agreement by all parties, this Agreement shall be binding upon each and enforceable in accordance with its terms.

Section 24. Modifications. No provision of this Agreement may be altered, amended, modified or waived in any respect unless the same shall be in writing and executed by both Purchaser and Seller.

Section 25. Entire Agreement. Purchaser and Seller each acknowledge and agree that at all times each has intended that none of the preliminary negotiations concerning this Agreement would be binding on any party. This Agreement contains all the covenants, conditions, agreements and understandings between the parties and shall supersede all prior covenants, conditions, agreements and understandings between Seller and Purchaser with respect to the purchase and sale of the Property and all other matters contained in this Agreement.

Section 26. Exculpation. Notwithstanding anything contained in this Agreement to the contrary, Purchaser’s source of satisfaction, resulting from any breach of this Agreement by Seller, shall be limited to Seller’s interest in the Property. Purchaser shall not seek to enforce any judgment against Seller and in no event shall Seller or any of Seller's officers, directors, shareholders, employees, partners, representatives or agents have any personal, individual liability for any breach of this Agreement.

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Section 27. Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND TITLE WARRANTIES SET FORTH IN THE DEED, THIS AGREEMENT IS MADE WITHOUT RECOURSE (EVEN AS TO THE RETURN OF THE PURCHASE PRICE), COVENANT OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY AND THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO PURCHASER “AS IS WITH ALL FAULTS”. SELLER DOES NOT WARRANT OR MAKE ANY REPRESENTATION, EXPRESS OR IMPLIED, AS TO FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUANTITY, QUALITY, LAYOUT, FOOTAGE, PHYSICAL CONDITION, OPERATION, COMPLIANCE WITH SPECIFICATIONS OR ABSENCE OF LATENT DEFECTS OR COMPLIANCE WITH LAWS AND REGULATIONS (INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY AND THE ENVIRONMENT) OR ANY OTHER MATTER AFFECTING THE PROPERTY AND SELLER SHALL BE UNDER NO OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIRS, ALTERATIONS OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY. INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER IN RESPECT OF THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE AN INDEPENDENT INVESTIGATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS THEREOF. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SECTION 27 WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE PURCHASE PRICE FOR THE PROPERTY. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL EXPRESSLY SURVIVE THE CLOSING AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY DOCUMENTS DELIVERED AT CLOSING.

Section 28. Like-Kind Exchange. Each of Seller and Purchaser reserves the right to establish a Section 1031 tax-deferred exchange. The other party shall reasonably cooperate with the exchanging party to accomplish such an exchange, provided that the non-exchanging party shall not be required to acquire any property in addition to the Property or incur any additional material expense or obligation than otherwise described in this Agreement between the parties; nor shall any exchange affect the obligations of the parties under this Agreement or extend the time of close of escrow or for any other performance required hereunder. Any portion of the Earnest Money established through the use of funds from a 1031 exchange may be replaced (by funds from other sources) at any time by Purchaser.

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Section 29. Risk of Loss; Condemnation.

(a)	The risk of loss in the event of a casualty shall rest exclusively with Seller until the Closing. Thereafter, Purchaser will assume the full risk of loss on and after the Closing. In the event of damage to any of the Property due to a casualty prior to the Closing for which the cost of repair equals or exceeds 10% of the Purchase Price, either Purchaser or Seller may terminate this Agreement within 10 business days of such casualty, in which case the Escrow Agent shall return the Earnest Money to Purchaser, this Agreement shall immediately terminate and be deemed null and void, and neither party shall have any rights or obligations hereunder except for the obligations which are expressly stated herein to survive the Closing or termination of this Agreement. If such damage is less than said 10% amount, or if such damage exceeds such 10% amount and this Agreement is not terminated as herein provided, Purchaser and Seller shall close the transaction contemplated herein, IN WHICH EVENT PURCHASER’S SOLE RECOURSE SHALL BE TO RECEIVE ANY AND ALL INSURANCE PROCEEDS ATTRIBUTABLE TO SUCH CASUALTY LOSS AFFECTING THE PROPERTY THAT ARE ACTUALLY PAID BY SELLER’S PROPERTY CASUALTY INSURANCE CARRIER(S). FOR PURPOSES OF THIS SECTION 29, INSURANCE PROCEEDS DO NOT AND SHALL NOT BE CONSTRUED TO INCLUDE ANY DEDUCTIBLES, DEPRECIATION OR OTHER SUM WITHHELD BY SELLER’S INSURANCE CARRIER(S) FOR ANY REASON.

(b)	If at any time prior to the Closing, the Property or any material part thereof is threatened with condemnation or legal proceedings commenced under the power of eminent domain, Seller shall promptly give Purchaser written notice of such fact, and shall furnish to Purchaser copies of all written notices received by Seller pertaining thereto. Purchaser shall have the right, within 10 business days after the receipt of such a notice, to terminate this Agreement by written notice to Seller and the Title Company, in which event Purchaser shall be entitled to the return of its Earnest Money, and neither Seller nor Purchaser shall have any further obligations hereunder other than Purchaser’s obligations regarding confidentiality and indemnification hereunder IF THIS AGREEMENT IS NOT SO TERMINATED, PURCHASER SHALL BE OBLIGATED TO PROCEED WITH THE CLOSING HEREUNDER, AND ALL DAMAGE AWARDED BY A COURT OF COMPETENT JURISDICTION IN CONNECTION WITH SUCH CONDEMNATION OR OTHER LEGAL PROCEEDINGS AFFECTING THE PROPERTY SHALL BELONG TO PURCHASER, AND THE PURCHASE PRICE WILL NOT BE ABATED OR REDUCED ON ACCOUNT OF ANY SUCH PROCEEDINGS.

(c)	In all events, the receipt and disposition of insurance and condemnation proceeds shall be subject to the provisions of the Lease.

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Section 30. Seller’s Covenants. From and after the Effective Date through the Closing Date, Seller and Seller’s agents will, at Seller’s expense:

(a)	Maintain the Property in the condition in which it existed as of the Effective Date, normal wear and tear excepted, free from mechanics’ liens, and operate the Property in a manner consistent with current practice, and perform all of Sellers’s obligations under the Lease;

(b)	Keep in existence all fire, extended coverage, business interruption, rent loss, or similar insurance policies, and all public liability insurance policies, that are in existence as of the Effective Date with respect to the Property;

(c)	Not (i) amend, waive any rights under, terminate, or extend the Lease, (ii) apply any security or other deposits held under the Lease;

(d)	Not (i) market the Property; (ii) sell, offer to sell, or negotiate to sell the Property to any party other than Purchaser; or (iii) take any action to solicit, initiate, or encourage the submission of a back up offer for the Property;

(e)	Promptly advise Purchaser in writing of any Changes; and

(f)	Not enter into: (i) any new leases, licenses or occupancy agreements for any portion of the Property; or (ii) any service contracts or other agreements, easements or encumbrances affecting the Property that are not terminable at the Closing.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:

CPG North Oak Partners, LLC,
a Missouri limited liability company

By:	CPG NNN, LLC,
a Texas limited liability company
its Manager

	By:	/s/ Brad Devault
Brad Devault
Managing Member

Date:	3-1-19

PURCHASER:

Building Bits Properties I, LLC,

By:	/s/ Alex Aginsky
Name:	Alex Aginsky
Title:	Manager

Date:	3-5-2019

Signature Page to Purchase and Sale Agreement

RECEIPT OF EARNEST MONEY

The undersigned Title Company hereby acknowledges its receipt of an executed copy of this Agreement and, the Earnest Money provided herein and, further, agrees to comply with and be bound by the terms and provisions of this Agreement.

DATED: _________________________

TITLE COMPANY:

By:
Name:
Title:

Address:

Signature Page to Purchase and Sale Agreement

EXHIBIT A

Legal Description

All of Lot 1, North Oak Business Park, 6th Plat